Exhibit 10.10

MASTER CONSULTING SERVICES AGREEMENT

This Agreement, effective as of November 4, 2014 (the “Effective Date”), is by and between Private Medical Equity, S-Corp (PME)) with an address at 315 Montgomery Street, Suite 900, San Francisco CA 94104 ("The Party") and EYENOVIA, INC 400 N. Ashley Dr., Suite 2150, Tampa, FL 33602 (“Client”). PME and Client shall individually be referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Client is engaged in the business of developing, manufacturing, and/or marketing certain pharmaceutical and/or biologic products; and

WHEREAS, The Party provides professional consulting services related to clinical research, drug development, regulatory, marketing, manufacturing, business development, accounting, legal services and other similar matters for companies such as Client; and

WHEREAS, Client and The Party wish to enter into this Agreement to provide the terms and conditions under which Client may engage The Party from time to time to provide services for studies or projects by executing Statements of Work (as defined below) specifying the details of the services to be rendered.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	“Affiliate” means, with respect to any Party, any other Person, which controls, is controlled by, or is under common control with, such Party. “Control” means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.2	“Services” has the meaning set forth in Section 2.2.

1.3	“Service Fees” means all amounts due for the Services, exclusive of expenses.

1.4	“Client Information” has the meaning set forth in Section 9.1.

1.5	“Statement of Work” has the meaning set forth in Section 2.4.

ARTICLE 2 – SCOPE OF AGREEMENT

2.1	Purpose. As a general form of contract, this Agreement allows the parties to contract multiple projects or services through the issuance of Statements of Work without having to renegotiate the basic terms and conditions contained in this Agreement. This Agreement covers the provision of services by The Party and/or its Affiliates, and accordingly, this Agreement represents a vehicle by which Client can efficiently contract with The Party and/or its Affiliates for a broad range of services related to the matters covered under this Agreement.

2.2	Nature of Services. The services covered by this Agreement may include expert consultation, administrative management, product development, project management, regulatory affairs, project management, contract management, preclinical and clinical services, and other research and development services requested by Client and agreed to by The Party as set forth in the relevant Statement of Work (the “Services”).

2.3	Service Fee Rates. The Party’s consulting fee rates are included the Statement of Work for each contracted project.

2.4	Statement of Work.

(a)	The specific details of each project under this Agreement (the “Project”) will be separately negotiated and specified in writing in a form acceptable to the Parties, and shall incorporate the terms of this Agreement by reference and be deemed an integral part thereof (each such writing a “Statement of Work”). The Statement of Work will include, as applicable, the name of the Parties, a description of the scope of work, timeline, budget, and payment schedule. Each Statement of Work shall be subject to the terms and conditions of this Agreement, and to the extent that any terms or provisions of a Statement of Work conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, unless the applicable Statement of Work expressly states that is shall supersede this Agreement on specific matters, in which case it shall supersede this Agreement with regard to the specific matter that is the subject of that Statement of Work.

(b)	In the event either Party desires to make any material changes to the Services to be performed under a Statement of Work (“Changes”), such Changes must be agreed to in writing by the Parties. The Party will prepare a draft Change Order for Client’s review that incorporates the requested Changes to the applicable Statement of Work tasks, responsibilities, duties, budget, schedule, and all other relevant matters. The Party shall not be obligated to perform any work related to such a Change until Client has given written approval to proceed and executed the Change Order. Notwithstanding the foregoing, if Client otherwise directs The Party to commence work on any such Changes without executing a Change Order and The Party undertakes such Changes, the draft Change Order will be deemed to have been accepted by Client, and Client shall be obligated for all charges, schedules and duties associated therewith.

2.5	Records. At the completion of the Services by The Party, all Client property and Client Information, regardless of the method of storage or retrieval, shall be delivered to Client in such form as is then currently in the possession of The Party. The Party, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one (1) copy of all Client property and Confidential Information provided to Client as the result of the Services to be used to satisfy regulatory requirements or to resolve disputes regarding the Services.

ARTICLE 3 - STANDARD OF PERFORMANCE, STAFFING AND RECORDS

3.1	Standard of Performance. The Party will perform and/or supervise subcontractors to perform the Services in a competent and professional manner.

3.2	Staffing.

(a)	The Party is responsible for providing all personnel required to perform the Services, as well as any necessary replacements.

(b)	The Party will not use any Debarred Person in any capacity in connection with the performance of the Services.

ARTICLE 4 - OBLIGATIONS OF CLIENT.

4.1	Materials. Client will timely provide The Party with a sufficient amount of all required materials for the Services as further described in the Statement of Work, together with comprehensive data as may be required by The Party for the performance of the Services.

4.2	Compliance with Law. Client will comply with all applicable laws and regulations.

4.3	Client Assistance. Client will review and respond to The Party’s reasonable requests for information and/or approval in a timely fashion in order to meet the project timelines outlined in the Statement of Work. Client will provide such other assistance as The Party may reasonably request in order to effectively perform the Services.

4.4	Time of the Essence. Client acknowledges that time is of the essence in the performance of its obligations under this Agreement. Failure of Client to meet required project timelines could result in a project delay or the inability of The Party to timely perform its required Services hereunder.

ARTICLE 5 - PAYMENTS TO THE PARTY

5.1	Method. In consideration for the Services, Client shall pay The Party (a) Service fees, and (b) expenses, both in accordance with the payment schedule set forth in the Statement of Work.

5.2	Terms of Payment. Unless stated otherwise in the Statement of Work, all payments shall be made within 30 days of receipt of a valid invoice to:

Private Medical Equity,

315 Montgomery Street, Suite 900,

San Francisco CA 94104

or such other location or payee as may be directed by The Party from time to time.

5.3	Taxes. Charges specified in this Agreement or any SOW related to this Agreement, do not include any taxes unless otherwise stated.

5.4	Due Date. Payment is due in accordance with the fee schedule associated with each Statement of Work, or absent a fee schedule as provided in Section 5.2 above. Client shall promptly notify The Party of any portion of an invoice that Client disputes. In the event of a dispute, Client will pay all undisputed fees and costs, and the Parties agree to work promptly to resolve the disputed items, and the payment for the disputed invoice shall be due thirty (30) days after the dispute is resolved.

ARTICLE 6 - TERM AND TERMINATION

This Agreement shall remain in effect until terminated as set forth in this Article 6.

6.1	Termination for Cause. In addition to any other rights or remedies available at law or in equity, this Agreement may be terminated by either Party:

(a)	on written notice effective immediately if the other party commits a material breach of this Agreement which is not cured within thirty (30) days of receipt of written notice from the other party; or

(b)	on thirty (30) days written notice if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.

6.2	Obligations upon Expiration or Termination.

(a)	Upon termination of this Agreement or any Statement of Work, The Party shall be entitled to retain all Service fees previously paid by Client up to the date of Termination, together with: (i) unpaid Services fees for Services as of the date of termination; and (ii) all noncancellable or nonrefundable expenses incurred up to and including the date of termination.

(b)	Within thirty (30) days of the expiration or termination of this Agreement for any reason, The Party will return to Client all materials in The Party’s possession or control which are the property of Client, except as permitted under Section 2.6 above.

(c)	If this Agreement and/or Statement(s) of Work are prematurely terminated, The Party will conclude its Services as expeditiously as possible and in accordance with Client's reasonable instructions.

6.3	Delay. In the event of a delay for reasons not attributable to The Party, other than a force majeure event, the Parties agree to adjust the time and costs estimates in the form of a Change Order. If the Parties are unable to agree to a Change Order, then The Party may terminate this Agreement without further obligation to Client. In the event this Agreement is terminated pursuant to the foregoing, then Client shall be obligated for payments to The Party in accordance with Section 6.2 above.

ARTICLE 7 – INDEMNIFICATION and LIMITATIONS OF LIABILITY

7.1	Indemnification of Client. The Party will defend, indemnify and hold harmless Client and its directors, officers and employees, from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees and court costs) to the extent such liabilities, costs and expenses arise from any third party claim, action, lawsuit or other proceeding which is attributable to the gross negligence, willful misconduct or breach of this Agreement (including any Statement of Work) on the part of The Party or any of its agents, employees or representatives in the course of performing The Party’s Services hereunder; provided, however, that:

(a)	Client provides The Party with timely written notice of the claim, action, lawsuit or other proceeding; and

(b)	Client fully cooperates, to the extent requested by The Party at The Party’s cost, in the investigation and defense of any such claim, action, lawsuit or other proceeding.

7.2	Indemnification of The Party. Client will defend, indemnify and hold harmless The Party and its directors, officers, managers, members, employees, and subcontractors from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees and court costs) arising from any claim, action, lawsuit or other proceeding which either: (a) alleges personal injury or death arising out of or in connection with the use of Client’s products; or (b) is attributable to the gross negligence, willful misconduct or breach of this Agreement (including any Statement of Work) on the part of Client or any of its agents, employees or representatives; provided, however, that:

(a)	The Party provides Client with timely written notice of the claim, action, lawsuit or other proceeding; and

(b)	The Party fully cooperates to the extent requested by Client and at Client’s cost, in the investigation and defense of any such claim, action, lawsuit, or other proceeding.

7.3	Limitation of Liability. To the fullest extent permitted by law, and not withstanding any other provision of this Agreement, the total liability, in the aggregate, of The Party and the The Party’s officers, members, employees, contractors, and sub-consultants, and any of them, to the Client and anyone claiming by or through the Client, for any and all claims, losses, costs or damages, including attorneys’ fees and costs and expert-witness fees and costs of any nature whatsoever or claims expenses resulting from or in any way related to the Project or the Agreement from any cause or causes shall not exceed the total compensation received by the Consultant under the associated Statement of Work. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

7.4	Limitation of Damages. IN NO EVENT SHALL THE PARTY, OUR EMPLOYEES, CONSULTANTS, OFFICERS OR DIRECTORS BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER WE KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT SHALL OUR TOTAL CUMULATIVE LIABILITY, INCLUDING ATTORNEYS' FEES, UNDER THIS AGREEMENT EXCEED THE FEES PAID BY CLIENT.

ARTICLE 8- PROPERTY OWNERSHIP AND RETENTION

8.1	Ownership. Nothing in this Agreement will affect the ownership of any intellectual property rights, which are owned or generated by either Party during the course of this Agreement, except as otherwise provided under Section 9 below. All such intellectual property rights will remain the property of the Party which owns or generates such intellectual property. Notwithstanding the foregoing, in no event shall any data processes, technology, means or know-how developed by The Party which relate to the manner in which it provides its Services be considered Work Product or work for hire for Client and such technology shall remain the sole and exclusive property of the The Party.

8.2	Inventions and Discoveries. Each Party agrees that it will take all such actions and execute any and all documents reasonably requested by the other to give effect to the provisions of this to enable the other Party to register any such rights to which it is entitled in any country provided that the requesting Party reimburses the other Party’s reasonable expenses for doing so.

ARTICLE 9 – CONFIDENTIALITY

9.1	Undertaking. During the term of this Agreement and for a period of one (1) year following the expiration or termination hereof, The Party will keep confidential and not use (other than to perform the Services) any of the Client Information. The Party further agrees to limit disclosure of the Client Information to agents, subcontractors, employees, and other representatives of The Party who have the need to receive such information and who have agreed to similar terms of confidentiality with The Party.

9.2	Exceptions. The obligations set forth in Paragraph 9.1 do not apply to Client Information which (i) is already known to The Party prior to its disclosure by Client; (ii) is or becomes generally known or available to the public through no fault of The Party; (iii) is received from a third party; or (iv) is required to be disclosed by law, regulation, or by court order.

9.3	The Party Information. It may become necessary for The Party to disclose to Client certain information which The Party considers proprietary, privileged and/or confidential. If such disclosure occurs, then Client agrees to keep the information confidential and not use such information for any purpose other than in connection with the performance of its obligations hereunder.

9.4	These terms may be modified by separate confidentiality agreements between the parties if such agreements exist prior to execution of this agreement or are subsequently adopted.

ARTICLE 10- MISCELLANEOUS

10.1	Merger and Integration. This Agreement, together with its exhibits, schedules, attachments, the Statement(s) of Work, and Change Order(s) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written, concerning the Services to be provided hereunder.

10.2	Amendments. This Agreement may not be amended or otherwise modified except in a writing signed by both Parties.

10.3	Conflict of Interest. The Party represents to Client that it has no obligations, contractual or otherwise, that would conflict with its entering into this Agreement or performing the Services and that it will undertake no such obligations during the term hereof.

10.4	Independent Contractor. The Party is an independent contractor and nothing in this Agreement will be construed to create a partnership, joint venture, or employment relationship between the Parties. Neither Party has the authority to bind the other to any commitment whatsoever, and the Parties agree they will not hold themselves out to third Parties as having authority to do so.

10.5	Notices. Any notice or other communication required or permitted to be given or served by any party hereto upon any other party shall be in writing and shall be deemed to have been given or served when (i) personally delivered, or (ii) one (1) day after being deposited with Federal Express or another nationally recognized overnight delivery service for next day delivery, (iii) five (5) days after being deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid, properly addressed to the appropriate address, or (iv) when sent by facsimile (whether by telephone fax, e- mail (portable digital format or similar format) before 5:00 p.m. of the time zone where the recipient is located and evidenced by a computer generated confirmation that the transmission was received and is followed by notice delivered in the manner described in (i), (ii) or (iii) above, such notices to be delivered to the respective addresses set forth in the preamble to this Agreement.

10.6	Severability. If any provision hereof will be determined to be invalid or unenforceable, such determination will not affect the validity of the other provisions of this Agreement; provided that the Parties will promptly agree upon replacement provision(s) that approximate as closely as possible the spirit and intent of the invalid provision(s).

10.7	Survival. Sections 2.5, 2.6, 5.4, and 6.3 and Articles 7, 8, 9 and 10 will survive the expiration or earlier termination of this Agreement.

10.8	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida, regardless of its choice of law principles.

10.9	Waivers. Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement will not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

10.10	Use of Names. Each Party, on behalf of itself, its agents, employees, subcontractors and representatives, agrees not to use the name of the other party in any publication, promotional material or other writing or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by law or previously consented to in writing by the other party. Notwithstanding the foregoing, Client consents to The Party advising prospective clients that The Party has performed services for Client.

10.11	Force Majeure. Either Party's failure to perform its obligations hereunder will be excused to the extent and for the period of time such nonperformance is caused by an event of force majeure, including but not limited to, the occurrence of war, invasion, fire, explosion, flood, riot, strikes, acts of God, acts of government or governmental agencies or instrumentalities or contingencies or causes beyond such party's reasonable control.

10.12	Assignment. This Agreement may not be assigned without the written consent of the other party; provided, however, either party may assign this Agreement in its entirety, including all Project Statements of Work to a successor in the event of a merger or upon the sale of all or substantially all of the assets to such party. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assign, heirs, executors and administrators of the parties hereto.

10.13	No License Granted. Nothing in this Agreement is intended to grant any rights to either party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes set forth in Article 2.

10.14	Counterparts. This Agreement will become binding when any one (1) or more counterparts of this Agreement, individually or taken together, bear the signatures of each Party to this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original as against any Party whose signature appears on the Agreement, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year set forth above.

Private Medical Equity, Inc		EYENOVIA, INC

By:		By:
Name:	/s/ Curt LaBelle	Name:	/s/ Tsontcho Ianchulev, CEO
Title:	Director	Title:	CEO
Date:	11/5/2015	Date:	11/5/2015

STATEMENT OF WORK #1-2015

Between

Private Medical Equity (“PME”)
And

Eyenovia, Inc. (“Eyenovia”)

This Statement of Work is entered into as of November 10, 2015 the Effective Date (defined below) pursuant to the Master Services Agreement between the Parties, identified above, executed on November 5, 2015 (“Master Agreement”), and is subject to all terms and conditions of the Master Agreement. All initially capitalized terms used in this Statement of Work but not defined herein shall have the meanings given in the Master Agreement.

1.    TERM OF SERVICES: This Statement of Work is effective as of November 10, 2015 (the “Effective Date”), and unless sooner terminated as provided under the Master Agreement, will expire upon completion of the Services.

2.    SERVICES TO BE PERFORMED: The Services to be performed by Private Medical Equity under this SOW are for the following activities:

•	General management and strategy at the CEO and COO level
•	Accounting
•	Administrative support

See Attachment A for a detailed breakdown of personnel and activities.

3.    PRIVATE MEDICAL EQUITY FEES

The total for Private Medical Equity’s fees under this SOW is payable in 12 monthly installments due on the last day of each month.

In addition, Eyenovia will reimburse pre-approved travel expenses related to the performance of Private Medical Equitys’ duties under this SOW.

IN WITNESS WHEREOF, the Parties have executed this SOW as of the Effective Date.

Private Medical Equity Partners, LLC		Eyenovia, Inc.

By:		By:

Name:	/s/ Curt LaBelle	Name:	/s/ Tsontcho Ianchulev

Title:	Director	Title:	CEO

Date:	11/5/2015	Date:	11/5/2015

Attachment A

	Hours per			Total per	Total for 12
Personnel - Service	month	Rate		month	months

Sean Ianchulev, CEO	40	$300	*	$12,000	$144,000

Curt LaBelle, COO	40	$250	*	$8,000	$120,000

General Administration, Office, Finance, Accounting and Back-Office	N/A	N/A		$12,000	$134,400

Total					$398,400
				monthly	$33,200

*	Denotes that these rates are at 50% discount to market rates. Any work performed beyond 40 hrs per month will be billed regular rate at 100%. Any work beyond 100 hours per month will have to be authorized in writing by Eyenovia, Inc.